Exhibit 99.28

CONSENT OF MERRILL LYNCH INTERNATIONAL

January 22, 2016

Board of Directors

Delhaize Group NV/SA

Square Marie Curie 40

1070 Brussels

Belgium

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 24, 2015, to the Board of Directors of Delhaize Group NV/SA (“Delhaize”) as Annex C to, and to the references thereto under the headings “THE MERGER — Background of the Merger,” “THE MERGER — Delhaize’s Reasons for the Merger” and “THE MERGER — Opinions of Delhaize’s Financial Advisors” in, the prospectus relating to the ordinary shares of Koninklijke Ahold N.V. (“Ahold”) to be issued in the merger of Delhaize into Ahold, which prospectus forms a part of Ahold’s Registration Statement on Form F-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch International

MERRILL LYNCH INTERNATIONAL